NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES
SECOND QUARTER FISCAL 2012 RESULTS

•	Increased momentum for multi-screen software deployments with Charter, KDG and others
•	Advertising rollout at large North American telco continues this quarter
•	Second half revenue growth tied to speed of Adrenalin software rollout

ACTON, Mass. (Sept. 7, 2011) – SeaChange International, Inc. (NASDAQ: SEAC), a leading global multi-screen video software company, announced financial results for its fiscal 2012 second quarter ended July 31, 2011.   Total revenues for the quarter were $50.1 million, which were $1.5 million lower than total revenues of $51.6 million for the second quarter of fiscal 2011.  Non-GAAP net income for the second quarter was $3.8 million, or $0.12 per share compared with non-GAAP net income of $3.2 million or $0.10 per share for the same period last year.  GAAP net income for the second quarter of fiscal 2012 was $0.8 million, or $0.02 per share compared with GAAP net income of $3.5 million or $0.11 per share for the second quarter of fiscal 2011.  Last year’s second quarter GAAP net income included a $3.3 million income tax benefit.

Total revenues for the first six months of fiscal 2012 ended July 31, 2011 were $102.2 million, which were $4.0 million lower than total revenues of $106.2 million for the first six months of fiscal 2011.  Non-GAAP net income for the first half of fiscal 2012 was $6.0 million, or $0.18 per share, compared with non-GAAP net income of $6.5 million, or $0.21 per share, for the same period last year.  GAAP net income for the first six months of fiscal 2012 was $0.4 million, or $0.01 per share, compared with GAAP net income of $23.8 million, or $0.75 per share, for the first half of last year.  GAAP net income for the first six months of fiscal 2011 included a pre-tax gain of $25.2 million related to the sale of the Company’s investment in Casa Systems, Inc.

SeaChange Q2 FY2012/Page 2

Significant GAAP items that have been excluded in calculating non-GAAP net income include the gain related to the Casa divestiture in the first quarter of fiscal 2011, deferred revenue adjustments related to recent acquisitions, acquisition-related costs, reversal of deferred tax valuation allowance, restructuring charges, legal and other professional fees related to the Company’s evaluation of strategic alternatives, amortization of intangible assets and stock compensation expense.  A reconciliation of GAAP net income to non-GAAP net income is attached to this release and is available on the Company’s website (www.schange.com/ir).

The Company ended the second quarter of fiscal 2012 with cash, cash equivalents and marketable securities of $97.9 million and no debt compared to $91.0 million and no debt at the end of the first quarter of fiscal 2012.  A $12.0 million reduction in accounts receivable due primarily to improved collection efforts was partially offset by lower accounts payable and accrued liabilities due to lower inventory purchases and lower accrued sales commissions.

Segment Revenue Results
Total revenues in the second quarter of fiscal 2012 from the Company’s Software segment were $34.6 million, which were $3.1 million or 10%  higher than Software segment revenues of $31.5 million in the fiscal second quarter of last year.  Increased shipments of Advertising Insertion software to North American service providers and increased VOD software revenue from eventIS were partially offset by lower VOD software licensing revenues from an Asia Pacific customer.

The Servers and Storage segment generated $7.7 million in revenues for the second quarter of fiscal 2012, which were $5.3 million lower than revenues of $13.0 million in last year’s second quarter.  The decrease in revenues was due primarily to lower VOD server shipments to North American and European customers.

The Media Services operating segment revenues for the second quarter of fiscal 2012 of $7.8 million were $0.7 million higher than revenues of $7.1 million in last year’s fiscal second quarter.  The increase in revenues compared to the second quarter of fiscal 2011 was due mainly to higher VOD content aggregation revenues from customers in France and Eastern Europe that were partially offset by lower revenues from a customer in Greece.

SeaChange Q2 FY2012/Page 3

“SeaChange continues to bring major new customers on board and serve its longstanding customers with an increasingly diversified, new generation of software,” said Bill Styslinger, CEO and Chairman, SeaChange International.  “We were prepared well in advance to be one of the first software and services providers to lead the multi-screen video opportunity, as we had done in VOD and advertising, and we’ll continue to show how this software solution is progressing from quarter to quarter.  We also anticipate growth in our traditional offerings such as advertising, where telcos and multi-screen providers are looking to SeaChange to help monetize video to every screen.”

“While we were disappointed by unforecasted delays in recognizing revenue in the second quarter from the newer products we’re installing for two of our longstanding large customers, our strategy to expand our software portfolio is demonstrably on track and getting stronger, continuing to ensure SeaChange’s long-term resilience, market leadership and a growing cash  position despite the uncertain global economy.  For the short term, we’re forecasting third quarter revenues of $51 to $57 million and non-GAAP earnings per share of $0.16 to $0.22.”

SeaChange will host its second quarter fiscal 2012 conference call today at 5:00 p.m. E.T. The live broadcast can be accessed at www.schange.com/ir.  Supplemental financial information and prepared remarks for the conference call will be posted to the investor relations section of our website simultaneously with this press release.

About SeaChange
SeaChange International (NASDAQ: SEAC) is a global leader in the delivery of multi-screen video. The Company provides innovative, Emmy award-winning solutions and services for back office, advertising, content, in-home devices and broadcast to hundreds of media companies, including blue chip companies such as Comcast, Virgin Media, AT&T, Hutchison Whampoa, Vodacom and DISH Network. Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com.

SeaChange Q2 FY2012/Page 4

Safe Harbor Provision

Any statements contained in this document, including the accompanying prepared remarks of the Company's Chief Executive Officer and Chairman, that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the Company's dependence on the continued spending of customers on video systems and services; the continued growth, development and acceptance of the video-on-demand market including multi-screen video delivery; the impact of worldwide economic cycles; the impact of measures the Company has taken to address slowdowns in the market for the Company's products and services; the uncertainties from our ongoing evaluation of strategic options and the restructuring of our Servers and Storage business; the loss of one of the Company's large customers; the cancellation or deferral of purchases of the Company's products; a decline in demand or average selling price for the Company's products; the Company's ability to manage its growth; the risks associated with international sales, including risks associated with changes in foreign currency exchange rates; the Company's ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in current and any future litigation in which the Company is involved; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company's ability to introduce new products or enhancements to existing products; the Company's dependence on certain sole source suppliers and third-party manufacturers; the Company's ability to obtain licenses or distribution rights for third-party technology at acceptable prices; the Company's ability to compete in its marketplace; the Company's ability to respond to changing technologies; the performance of companies in which the Company has made equity investments, including On Demand Deutschland GmBH & Co. KG and Minerva Networks, Inc.; the ability of the Company to realize the benefits of its acquisitions of eventIS Group B.V. and VividLogic, Inc. and to integrate these and any future acquisitions; future acquisitions or joint ventures that are unsuccessful; impairment of the Company's goodwill or intangible assets; risks in the Company's investments that adversely affect the value or liquidity of the investments; changes in the regulatory environment; the Company's ability to hire and retain highly skilled employees; any additional tax liabilities that the Company may be subject to; system errors, failures or disruptions; volatility of the Company's stock price; and any weaknesses over internal controls over financial reporting.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Commission on April 14, 2011. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made.

SeaChange Q2 FY2012/Page 5

The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

Use of Non-GAAP Financial Information
To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures that we believe are helpful in understanding our past financial performance and future results. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and make operating decisions. Our non-GAAP financial measures include adjustments based on the following items, as well as the related income tax effects and adjustments to the valuation allowance:

Revenue: Business combination accounting rules require us to account for the fair value of customer contracts assumed in connection with our acquisitions. In connection with the acquisitions of eventIS Group B.V. on September 1, 2009, and VividLogic, Inc. on February 1, 2010, the book value of our deferred software revenue was reduced by approximately $6.0 million in the adjustment to fair value. Because these customer contracts may take up to 18 months to complete, our GAAP revenues subsequent to these acquisitions do not reflect the full amount of software revenues on assumed customer contracts that would have otherwise been recorded by eventIS Group B.V. and VividLogic, Inc. We believe this adjustment is useful to investors as a measure of the ongoing performance of our business because we have historically experienced high renewal rates on similar customer contracts, although we cannot be certain that customers will renew these contracts.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation and stock-based payroll expenses from our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods.

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets from our non-GAAP operating expenses and net income measures. Amortization of intangibles is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to revenues earned during the periods presented and will contribute to future period revenues as well. Amortization of intangibles assets will recur in future periods.

SeaChange Q2 FY2012/Page 6

Acquisition related costs: We incurred significant expenses in connection with our acquisitions of eventIS Group B.V. and VividLogic, Inc. and also incurred certain other operating and non-operating expenses, which we generally would not have otherwise incurred in the periods presented. Acquisition related and other expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration of related professional services. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

Strategic alternatives-related costs:  We incurred legal and other professional fees in connection with the Company’s review of strategic alternatives.

Other income (expense), net:  Adjustments to acquisition-related items that are required to be marked to fair value each reporting period.

Restructuring: We incurred significant expenses in connection with selected headcount reductions, a write-down of inventory to net realizable value reflecting the discontinuance of certain inventory components, and the disposal of fixed assets. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

Income from sale of investments in affiliates: This reflects the gain, excluding any tax effects, on the sale of our investment in Casa Systems. This is considered a one-time event and not included in the financial results of our continuing operations.

Income tax expense (benefit): The income tax adjustment reflects the effective tax rate for the year in which the non-GAAP adjustment occurs and excludes any changes in the tax valuation allowance arising from the gain on the sale of the equity investment in Casa Systems.

SeaChange Q2 FY2012/Page 7
SeaChange International, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	July 31, 2011	January 31, 2011
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$85,757	$73,145
Restricted cash	1,200	1,332
Marketable securities	8,355	7,340
Accounts receivable, net	39,304	54,487
Inventories, net	14,580	14,393
Prepaid expenses and other current assets	7,002	7,148
Deferred tax asset	3,201	3,775
Total current assets	159,399	161,620
Property and equipment, net	35,256	36,381
Marketable securities, long-term	2,590	4,379
Investments in affiliates	3,052	2,913
Intangible assets, net	28,308	30,306
Goodwill	67,417	65,273
Other assets	4,224	4,319
Total assets	$300,246	$305,191

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,396	$11,249
Other accrued expenses	15,710	16,528
Customer deposits	3,028	3,993
Deferred revenues	32,392	37,039
Deferred tax liability	167	183
Total current liabilities	58,693	68,992
Deferred revenue, long-term	5,812	6,930
Long term liabilities	8,234	11,231
Distribution and losses in excess of investment	1,315	1,161
Deferred tax liabilities and income taxes payable	8,058	7,735
Total liabilities	82,112	96,049

Stockholders’ equity:
Common stock	323	319
Additional paid-in capital	212,166	207,121
Treasury stock	(1)	(1)
Accumulated income	10,925	10,521
Accumulated other comprehensive loss	(5,279)	(8,818)
Total stockholders’ equity	218,134	209,142
Total liabilities and stockholders’ equity	$300,246	$305,191

SeaChange Q2 FY2012/Page 8

SeaChange International, Inc.
Condensed Consolidated Statement of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31, 2011	July 31, 2010	July 31, 2011	July 31, 2010

Revenues	$50,090	$51,636	$102,150	$106,225
Cost of revenues	25,309	26,777	52,485	53,988
Gross profit	24,781	24,859	49,665	52,237

Operating expenses:
Research and development	10,961	12,217	22,028	25,781
Selling and marketing	5,561	6,205	12,913	12,589
General and administrative	6,115	5,176	12,607	11,977
Amortization of intangibles	1,160	839	1,985	1,707
Restructuring	227	197	227	4,509
Total operating expenses	24,024	24,634	49,760	56,563
Income (loss) from operations	757	225	(95)	(4,326)
Gain on sale of investment in affiliate	-	-	-	25,188
Other income (expense), net	144	139	519	(430)
Income before income taxes and equity income (loss) in earnings of affiliates	901	364	424	20,432
Income tax provision (benefit)	40	(3,301)	41	(3,643)
Equity (loss) income in earnings of affiliates, net of tax	(74)	(131)	20	(245)
Net income	$787	$3,534	$403	$23,830
Basic income per share	$0.02	$0.11	$0.01	$0.76
Diluted income per share	$0.02	$0.11	$0.01	$0.75
Weighted average common shares outstanding:
Basic	32,080	31,456	32,008	31,364
Diluted	32,684	32,018	32,549	31,864

SeaChange Q2 FY2012/Page 9

SeaChange International, Inc.
Condensed Consolidated Operating Segments - Unaudited
(in thousands)

	Three Months Ended		Six Months Ended
	July 31, 2011	July 31, 2010	July 31, 2011	July 31, 2010
Software
Revenue:
Products	$13,963	$12,923	$28,177	$33,048
Services	20,631	18,621	41,948	38,577
Total revenue	34,594	31,544	70,125	71,625
Gross profit	19,899	17,442	40,324	39,528
Operating expenses:
Research and development	9,136	9,144	18,206	19,313
Selling and marketing	4,689	3,853	10,907	8,181
General and administrative	542	339	959	515
Amortization of intangibles	1,125	769	1,915	1,566
Restructuring	79	190	79	535
	15,571	14,295	32,066	30,110
Income from operations	$4,328	$3,147	$8,258	$9,418

Servers and Storage
Revenue:
Products	$3,655	$9,058	$8,426	$13,566
Services	4,072	3,903	6,923	7,534
Total revenue	7,727	12,961	15,349	21,100
Gross profit	3,765	5,804	6,926	9,488
Operating expenses:
Research and development	1,824	3,073	3,821	6,468
Selling and marketing	872	2,352	2,006	4,408
Restructuring	148	8	148	3,064
	2,844	5,433	5,975	13,940
Income (loss) from operations	$921	$371	$951	$(4,452)

Media Services
Service revenue	$7,769	$7,131	$16,676	$13,499
Gross profit	1,117	1,612	2,415	3,220
Operating expenses:
General and administrative	915	827	1,902	1,706
Amortization of intangibles	36	69	71	140
	951	896	1,973	1,846
Income from operations	$166	$716	$442	$1,374

Unallocated Corporate
Operating expenses:
General and administrative	$4,658	$4,009	$9,746	$9,755
Restructuring	-	-	-	911
Total unallocated corporate expenses	$4,658	$4,009	$9,746	$10,666

Consolidated income (loss) from operations	$757	$225	$(95)	$(4,326)

SeaChange Q2 FY2012/Page 10

SeaChange International, Inc.
Reconciliation of Selected GAAP Measures to Non-GAAP Measures - Unaudited
(in thousands)

	Three Months Ended			Three Months Ended			Six Months Ended			Six Months Ended
	July 31, 2011			July 31, 2010			July 31, 2011			July 31, 2010
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Revenues (1)	$50,090	7	$50,097	$51,636	1,286	$52,922	$102,150	9	$102,159	$106,225	3,103	$109,328

Operating expenses	24,024		24,024	24,634		24,634	49,760		49,760	56,563		56,563
Stock-based compensation (2)	-	902	902	-	347	347	-	2,446	2,446	-	845	845
Amortization of intangible assets (3)	-	1,774	1,774	-	1,297	1,297	-	3,118	3,118	-	2,645	2,645
Restructuring (4)	-	227	227	-	198	198	-	227	227	-	4,509	4,509
Strategic alternatives related costs (5)	-	603	603	-	-	-	-	660	660	-
Acquisition related costs (6)	-	-	-	-	-	-	-	-	-	-	803	803
	24,024	3,506	20,518	24,634	1,842	22,792	49,760	6,451	43,309	56,563	8,802	47,761

Income (loss) from operations	757	3,513	4,270	225	3,128	3,353	(95)	6,460	6,365	(4,326)	11,905	7,579

Other income (expense), net (7)	144	52	196	139	110	249	519	102	621	(430)	226	(204)
Income from sale of investments in affiliates (8)	-	-	-	-	-	-	-	-	-	25,188	(25,188)	-

Income tax impact expense (benefit) (9)	40	590	630	(3,301)	3,609	308	41	1,011	1,052	(3,643)	4,270	627

Net income (loss)	$787	$2,975	$3,762	$3,534	$(371)	$3,163	$403	$5,551	$5,954	$23,830	$(17,327)	$6,503
Diluted income (loss) per share	$0.02	$0.10	0.12	$0.11	$(0.01)	$0.10	$0.01	$0.17	0.18	$0.75	$(0.54)	$0.21
Diluted weighted average common shares outstanding	32,684	32,684	32,684	32,018	32,018	32,018	32,549	32,549	32,549	31,864	31,864	31,864

(1)
Business combination accounting rules require us to account for the fair value of deferred revenue assumed in connection with an acquisition. This non-GAAP adjustment reflects the full amount of software contract revenue that would have otherwise been recorded subsequent to our acquisition of eventIS Group B.V. and VividLogic, Inc.

(2)	For GAAP purposes, stock-based compensation is included in the following expense categories:

	Three Months Ended		Six Months Ended
	July 31, 2011	July 31, 2010	July 31, 2011	July 31, 2010
Cost of revenues	$89	$53	$240	$120
Research and development	95	96	320	231
Selling and marketing	287	93	713	198
General and administrative	431	105	1,173	296
Total stock-based compensation	$902	$347	$2,446	$845

(3)
The intangible assets recorded at fair value as a result of our acquisitions are amortized over the estimated useful life of the related asset. Amortization expense related to intangible assets is included in the following expense categories:

	Three Months Ended		Six Months Ended
	July 31, 2011	July 31, 2010	July 31, 2011	July 31, 2010

Cost of revenues:	$614	$459	$1,133	$938
Operating expenses:	1,160	838	1,985	1,707
Total amortization of intangibles	$1,774	$1,297	$3,118	$2,645

(4)
We incurred severance costs in connection with selected headcount reductions that impacted all but the Media Services segment. We also incurred charges during the quarter to reflect the write-down of inventory to net realizable value reflecting the discontinuance of certain inventory components within the Servers and Storage segment due to technology changes. These expenses would not have otherwise occurred in the periods presented as part of our operating expenses.

(5)	We incurred legal and other professional fees in connection with the Company's review of strategic alternatives.

(6)	We incurred expenses in connection with our acquisitions which would not have otherwise occurred in the periods presented as part of our operating expenses.

(7)	Other income, net include adjustments to acquisition-related items that are required to be marked to fair value each reporting period.

(8)	Reflects the gain on the sale of the equity investment in Casa Systems.

(9)	The non-GAAP income tax adjustment reflects the effective income tax rate in which the non-GAAP adjustment occurs and any exclusion of changes in the tax valuation allowance.

SeaChange Q2 FY2012/Page 11

SeaChange International, Inc.
Second Quarter Fiscal Year 2012 Results
Prepared Remarks
Sept. 7, 2011

SeaChange is providing a copy of these prepared remarks in combination with its press release.  This process and these remarks are offered to allow investors and analysts additional time and detail for analyzing our financial results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, Sept. 7, 2011, at 5:00 p.m. E.T. and will include only brief comments followed by questions and answers.  These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:
-Telephone: 866-322-1550 (U.S.) and 973-200-3380 (international)
- Conference ID: 904-746-10
- Live webcast: www.schange.com/IR (An archived webcast will be available at this site.)

Fiscal 2012 Second Quarter Financial Discussion

Revenues for the second quarter of fiscal 2012 amounted to $50.1 million, which were $1.5 million lower than revenues of $51.6 million recorded in the second quarter of last year.  From an operating segment perspective, revenues from our Software segment for the quarter were $34.6 million, which was $3.1 million or 10% higher than revenues of $31.5 million for the second quarter of fiscal 2011.  The increase in Software revenues between years was due to increased shipments of Advertising software products to North American service providers and increased software revenues from eventIS that were partially offset by lower VOD software licensing revenue from a Chinese customer.

Servers and Storage segment revenues of $7.7 million for the second quarter of fiscal 2012 were $5.3 million lower than revenues of $13.0 million included in the second quarter of last year.  The decrease in Servers and Storage revenues between the second quarter of this year compared to last year’s second quarter was due to lower VOD server shipments to North American and European customers.

The Media Services segment generated revenues for the second quarter of $7.8 million, which were $0.7 million higher than revenues of $7.1 million in the second quarter of fiscal 2011.  The increase in Media Services revenues between years was the result of increased contract revenues from customers in France and Eastern Europe that were partially offset by lower contract revenues from a customer in Greece.

Geographically, revenues for the second quarter of fiscal 2012 included 54% in North America, 39% in Europe, Middle East and Africa, 4% in Asia Pacific and 3% in Latin America.  Comcast and Virgin Media were 10% or greater customers in second quarter of fiscal 2012.

SeaChange Q2 FY2012/Page 12

Revenues for the first six months of fiscal 2012 amounted to $102.2 million, which were $4.0 million lower than the $106.2 million of revenues generated in the first half of fiscal 2011.  Increased Media Services revenues from higher content processing fees from customers in France and Dubai were more than offset by lower VOD.

Total gross margin of 49.5% for the second quarter was 1.4 points higher than total gross margin of 48.1% for the second quarter of fiscal 2011.  Reviewing gross margin by operating segment, Software segment gross margin for this year’s second quarter of 57.5% was 2.2 points higher than gross margin of 55.3% for the second quarter of last year.  The increase in Software gross margin was due mainly to a greater mix of higher margin Advertising Insertion software revenue as well as increased software product revenues from eventIS.

Servers and Storage gross margin of 48.7% for the second quarter of fiscal 2012 was 3.9 points higher than gross margin of 44.8% for the second quarter of fiscal 2011.  The increase in gross margin for the Servers and Storage segment between years was due primarily to an increase in higher margin VOD server maintenance revenues combined with lower Broadcast server revenues which generally carry lower margins.

Media Services gross margin of 14.4% for the second quarter was 8.2 points lower than gross margin of 22.6% for the second quarter of last year.  The decline in gross margin between years was due to higher headcount-related expenses and increased content costs to support new customer contracts in Latin America and Eastern Europe.

Total gross margin for the first six months of fiscal 2012 was 48.6%, which was 0.6 points lower than gross margin of 49.2% for the first half of last year.  The year over year decrease in gross margin was due principally to lower Media Services gross margin resulting from increased headcount – related expenses and higher content costs to support newer contracts from customers in Latin America, South Africa and Eastern Europe.

Operating expenses for the second quarter of $24.0 million were $0.6 million lower than the $24.6 million of operating expenses incurred in the second quarter of last year.  The decrease in operating expenses in this year’s second quarter compared to last year was primarily due to lower Servers and Storage and Software segment domestic headcount-related costs and lower sales commission expense that were partially offset by higher legal and other professional fees in connection with the Company’s review of various strategic alternatives.

For the first six months of fiscal 2012, operating expenses of $49.8 million were $6.8 million lower than operating expenses of $56.6 million for the first half of last year.  The decrease in operating expenses between periods was due mainly to lower restructuring charges and lower Servers and Storage and Software segment domestic headcount-related costs.

GAAP net income for the second quarter of fiscal 2012 was $0.8 million compared to GAAP net income of $3.5 million for the second quarter of last year.  The GAAP net income for last year’s second quarter included an income tax benefit of $3.3 million.  The corresponding GAAP earnings per share for the second quarter of fiscal 2012 was $0.02 per share compared to $0.11 per share for the same period last year.

SeaChange Q2 FY2012/Page 13

Non-GAAP net income for this year’s second quarter of $3.8 million was $0.6 million higher than non-GAAP net income of $3.2 million for last year’s second quarter.  The corresponding non-GAAP earnings per share for the second quarter of this year was $0.12 per share compared to $0.10 per share for the same period last year.

For the first six months of fiscal 2012, GAAP net income and earnings per share of $0.4 million and $0.01 per share, respectively, were lower than GAAP net income of $23.8 million and $0.75 per share, for the first half of last year.  GAAP net income for the first six months of last year included a $25.2 million pre-tax gain on the sale of the Company’s equity investment in Casa Systems, Inc.

For the first half of fiscal 2012, non-GAAP net income and earnings per share of $6.0 million and $0.18 per share, respectively, were lower than non-GAAP net income and earnings per share of $6.5 million and $0.21 per share for the first six months of fiscal 2011.

From a balance sheet perspective, the Company ended the second quarter with cash and investments of $97.9 million and no debt compared to $91.0 million and no debt at April 30, 2011.  The $6.9 million increase in cash and investments in this year’s second quarter was driven by a significant reduction in accounts receivable due to improved collection efforts and lower product revenues that was partially offset by lower accounts payable due to lower inventory purchases and a decline in accrued liabilities resulting from reduced sales commissions.

Quarterly Highlights

SeaChange ended the quarter with revenue of $50.1 million, and non-GAAP earnings of $0.12 per share.  The reason for the shortfall from guidance was approximately $2.3 million in revenue from Virgin Media that was delayed in acceptance prior to the end of the quarter, and approximately $1.1 million in revenue from Rogers that was expected in the quarter for which the purchase order came in a few days after the quarter end.  Recurring revenue in Q2 remained steady at 62%.

The Software business unit remains strong.  SeaChange began rolling out its linear advertising solution throughout AT&T’s national footprint.  In addition, the company continues to see traction with new wins for Adrenalin, its multi-screen software product offering.  SeaChange also continues to be encouraged by the progress of VividLogic software uptake at major U.S. MSOs such as Charter and Comcast.

Looking forward, the anticipated Media Services growth is slowing primarily due to the economy.  Tough times for consumers in Greece due to the sovereign debt crisis have meant that there has been no growth in the subscribers in this region during the quarter.  Corporate ownership changes with SFR in France meant new subscription VOD service offerings have been put on hold.  SeaChange Media Services launched one new operator in Q2 and has since signed Telefonica Latin America and Cablevision Mexico, the latter of which is expected to launch this quarter.

Despite the Servers and Storage revenue decline, tight expense management produced positive operating income results, which were better both sequentially and year over year.

SeaChange Q2 FY2012/Page 14

The strategic goal of capturing the flag in early multi-screen accounts is progressing well.   SeaChange has added three new accounts in Europe, Latin America and North America to its multi-screen wins, with deployments in all three expected later this year, adding to deployments at Virgin Media, Cablevision and StarHub.  SeaChange is continuing to actively bid on next generation multi-screen services.  For example:
•	SeaChange is working with Charter to test next generation home gateway software
•	SeaChange continues to rollout AT&T’s advertising platform
•	SeaChange continues to maintain a strong relationship with Comcast and is working with Comcast on elements of its next generation network. The company currently provides:
1.	the back office publishing gateway for their set-top boxes.
2.	set-top VOD enablement software.
3.	next generation home gateway software.
4.	third-party set-top gateway software that enables MSOs to stream to new consumer devices.
5.	current set-top based back office management for their VOD streams resource management.
6.	linear advertising software.
7.	VOD advertising play-listing software.

SeaChange discontinued providing servers to Comcast in early 2010, at the same time it was selected to be the sole VOD back office software provider.

SeaChange expects Q3 revenue to be stronger than prior quarters and we also expect a very strong second half.  The Company has strong visibility in AT&T’s continued deployment of SeaChange’s linear advertising software.  In addition, VOD software and hardware orders from Virgin Media are expected to be converted to revenue this quarter.  The Company also expects to begin deploying its Cardio set-top box software to U.S. MSOs in the third quarter.  Based on these developments, along with tight management of operating expenses, the Company is projecting third quarter revenue of $51 to $57 million with non-GAAP EPS of $0.16 to $0.22.

As SeaChange has previously announced, the Board of Directors formed an independent advisory committee to work with management and the Board to advise and support them in a wide range of business developments and initiatives.  Together with its financial advisors, Blackstone Advisory Partners, LP and Evercore Group, LLC, the committee is continuing to evaluate a range of strategic options for the Company.  The committee’s work is in the later stages and we expect to report back the status of these efforts to shareholders in the near future.

SeaChange Q2 FY2012/Page 15

Software Margin Update

SeaChange’s focus on our software operating margin continues.  The operating margin chart for the Software segment for Q2 follows:

	Q1 FY12	Q2 FY12
Gross Margin	58%	58%
R&D	26%	26%
Sales and Marketing	18%	14%
G&A	13%	13%
Amortization	2%	3%
Operating Margin – non-GAAP	7%	10%

Second Quarter Industry and Product Highlights

SeaChange had corporate highlights in the second quarter including:
1.	selection by KDG, Germany’s largest cable operator, for its multi-screen deployment.
2.	launching its cloud based video service and partnered with Avail-TVN to provide an end to end cloud and content service in the U.S.
3.
introducing major software products including the Nitro subscriber experience software, the Business Management Suite for VOD merchandising and the Infusion advanced advertising platform to North American operators at The Cable Show.

4.	Achieving groundbreaking Final Cut Pro performance for our Universal MediaLibrary storage product.
5.	announcing several new customers including Melita, Panasonic and i-Cable.
6.	participating in next generation industry forums including the CableLabs Summer Conference and SMPTE Australia.
7.	co-founding an industry initiative to foster the development of female technologists in our industry. The program, called Women’s TechConnect, is sponsored by the SCTE and WICT.

The management team looks forward to the earnings call at 5 p.m. E.T. today.

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